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                                                                   EXHIBIT 10.17

                             MANUFACTURING AGREEMENT

            MANUFACTURING AGREEMENT ("Agreement") made as of this 22nd day of September, 1997 by and between Toymax International, Inc., a Delaware corporation (the "Toymax International"), as successor to Toymax (H.K.) Limited, a private limited company organized under the laws of Hong Kong ("Toymax HK"), Toymax Inc., a New York corporation ("Toymax US"), Toymax (Bermuda) Limited, an exempted company organized under the laws of Bermuda ("Toymax Bermuda"), Tai Nam Industrial Company Limited, a private limited company organized under the laws of Hong Kong ("Tai Nam") and Jauntiway Investment Limited ("Jauntiway") Throughout this Agreement, Toymax International, Toymax HK, Toymax Bermuda and Toymax US shall be referred to collectively as the "Company" and all of the parties hereto shall be referred to collectively as the "Parties."

      WHEREAS, Tai Nam serves as the purchasing agent for Toymax US and Toymax HK pursuant to the Agency Agreements each dated April 1, 1997, as amended (the "Agency Agreement");

      WHEREAS, pursuant to the Agency Agreement, Tai Nam performs certain services including arranging for the manufacture of the Company's products;

      WHEREAS, Jauntiway, an affiliate of Tai Nam, has been and is the principal manufacturer used by Tai Nam to manufacture the Company's products;

      NOW, THEREFORE, in consideration of the following and other good and valuable consideration received to date, the Parties hereby agree as follows:

                                    ARTICLE 1

                             MANUFACTURE OF PRODUCT

            1.1 Jauntiway shall use its commercially reasonable efforts to conduct such preparations, validations, testing, and analyses, as shall enable it to manufacture products for the Company according to the descriptive, quantitative and qualitative criteria agreed to in writing prior to production by the Company, Tai Nam and Jauntiway (the "Specifications"). Attached as Exhibit A is a Quoted Price List specifying the products of the Company which the Company may order from time to time (the "Product and Price List"). Subject to the covenants contained in this Agreement, the Product and Price List will be subject to modification from time to time upon mutual agreement of


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the parties. "Products" shall mean each toy that is described in Exhibit A in its then current form.

            1.2 During the term of this Agreement, Jauntiway shall manufacture each Product ordered by Tai Nam in accordance with the Specifications.

                                    ARTICLE 2

                                 PURCHASE PRICE

            2.1 Within thirty (30) days of shipment by Tai Nam of a Product to the Company or its designees or customers, the Company shall pay to Tai
Nam the "Purchase Price," which shall be the price set forth on the Product and Price List, and, if not quoted on such list, as determined by the Parties in writing prior to the manufacture of such Product; provided, however, that with respect to Products manufactured by Jauntiway (i) until March 31, 1998, Tai Nam shall provide the Company with extended payment terms (without interest or penalty) of up to 120 days if needed by the Company and (ii) from such date until March 31, 1999, in the event that the Company needs to extend payment terms beyond 30 days (but not beyond 120 days, unless otherwise agreed by Tai Nam), Tai Nam shall use its best efforts to accomodate such needs (without interest or penalties) on such outstanding balances, subject, however, to a maximum gross outstanding balance of extended receivables from the Company at any time of US$ 5.0 million. Tai Nam agrees that the pricing shall take into account raw material costs and Tai Nam agrees to treat the Company as its most favored customer in connection with setting and adjusting all pricing.

                                    ARTICLE 3

                 FORECASTS AND FIRM ORDERS OF PRODUCT; DELIVERY

            3.1 Each of the Company and Tai Nam agrees and accepts the minimum unit forecast ("MUF") established for each of the Products set forth on Exhibit B attached hereto, which shall set forth the quantity, set forth in units, of a Product which the Company expects to sell during the period covered by such MUF, and Jauntiway agrees to be prepared to manufacture and sell such Products to the Company; provided, however, that no MUF will be less than 5,000 pieces, provided that in the event that the minimum quantity of raw materials which can be ordered by Jauntiway is greater than the order by the Company, Jauntiway will so notify the Company and if the Company then confirms the order, the Company shall be responsible for the cost of all such raw materials not used by the earlier of (i) the end of the fiscal year covered by the MUF or (ii) within thirty days of the Company's notification to Tai Nam that it will end production of the Product. Notwithstanding anything herein to the contrary, the Company agrees to purchase from Jauntiway and Jauntiway agrees to sell to the Company the MUF for each such Product during the time period set forth in Exhibit B hereto for such Product; provided, however, regardless of any forecasts, the MUF for such Product shall not be supplemented or otherwise subject to change without the written consent of each of the Parties; provided, further, Tai Nam and Jauntiway agree, without waiver of any rights hereunder if requested by the Company to negotiate in good faith in order to increase or decrease the MUF for any particular Product.

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            3.2 Products shall be delivered to the Company F.O.B. the ports of
Yien Tiem (PRC) or Hong Kong or as otherwise directed. Tai Nam shall ship the quantity of Product covered by such order to the location selected by the Company.

            3.3 Upon delivery of a Product in accordance with an order, Tai Nam shall present the Company with an invoice for the quantity of the Product covered thereby, in each case at a Purchase Price determined pursuant to the terms of Article 2.1.

            3.4 Payments to Tai Nam shall be made in U.S. Dollars. The Company shall not be required to provide a letter of credit or other security to Tai Nam or Jauntiway in connection with this Agreement or any purchase order.

            3.5 Any foreign, federal, state, county, or municipal sales or use tax, excise or similar charge, or any other tax assessment (other than that assessed against income) or other charge lawfully assessed or charged by any governmental agency or authority on the sale, use, or transportation of any Product delivered to the Company pursuant to this Agreement shall be immediately paid by the Company at the time of payment of the related invoice for such Product or when required by applicable law.

                                    ARTICLE 4

                                 CONFIDENTIALITY

            4.1 During the term of this Agreement, the Company is willing to disclose all proprietary know how and other data and information concerning each and all of the Products ("Confidential Information") to Tai Nam and Jauntiway and Tai Nam and Jauntiway are willing to disclose Confidential Information to the Company on the following terms:

            (a) The recipient will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that it uses with its own confidential material of a similar nature;

            (b) The recipient will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

            (c) The recipient will not utilize Confidential Information, other than strictly for meeting its obligations hereunder, without first having obtained the disclosing party's written consent to such utilization.


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            4.2 The commitments set forth in Section 4.1 shall not extend to (i)
any disclosure by David Ki Kwan Chu in his capacity as Chairman or as a member of the Board of Directors of Toymax International or any of its subsidiaries if such disclosure is not in violation of his fiduciary duties to the Company or any of its subsidiaries or (ii) any portion of Confidential Information:

            (a) which is known to the recipient prior to disclosure (except for non-public information concerning existing Company products or products under development by or for the Company) or is information generally available to the public;

            (b) which was not acquired, directly or indirectly and/or in any manner, from the disclosing party and which the recipient lawfully had in its possession prior to the date of this Agreement;

            (c) which, hereafter, through no act or omission on the part of the recipient, becomes information generally available to the public;

            (d) which corresponds in substance to information furnished to the recipient on a nonconfidential basis by any third party having a legal right to do so; or

            (e) which is required in response to legal process, or to the extent a Party is advised that such action is required to comply with foreign, federal or state laws or regulations.

            4.3 At any time upon written request by the disclosing party, (i) the Confidential Information, including any copies, shall be returned to the disclosing party and (ii) all documents, drawings, sketches, models, molds, designs, data, memoranda, tapes, records, and any other material whatsoever developed by the recipient which relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by the recipient, shall, at the disclosing party's option, be returned to the disclosing party or destroyed.

                                    Article 5

                  MANUFACTURING STANDARDS AND QUALITY ASSURANCE

            5.1 Prior to any shipment to the Company, Tai Nam shall receive approval from the Company with respect to such shipment. Prior to any initial shipment of a Product by Tai Nam, or as otherwise requested by the Company, Tai Nam and Jauntiway shall provide the Company with samples of such product for inspection. In addition, Jauntiway and Tai Nam shall have each of the Products tested


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in accordance with the testing procedures described in the applicable
Specifications and shall provide the Company, at the Company's expense, with a certificate of compliance from an independent certified testing laboratory approved by the Company.

            5.2 The Company shall provide to Tai Nam written notice of rejection of any shipment of Products if the subject Products do not meet the Specifications. In order to permit a timely and accurate investigation by Tai Nam, the Company shall provide supporting evidence in its possession on which the Company has based such belief. The failure to provide such written notice within a reasonable period of time after the Company's actual discovery of nonconformity with the Specifications with respect to a particular shipment shall be deemed an irrevocable waiver of the Company's right to reject such shipment hereunder, except in the case of recall.

            5.3 If the Parties disagree with respect to whether a shipment of Product does not conform to the Specifications (a "Non-Conforming Product"; provided that no Product shall be deemed a Non-Conforming Product unless in excess of 2.5% of such Product is not in conformity with the Specifications) the Parties agree that the Product in question shall be submitted for testing to an independent testing laboratory acceptable to both Parties. The determination of such independent laboratory as to whether such Product meets and will continue to meet all Specifications will be binding on both parties with respect to the Company's right to return the shipment hereunder and refusal to pay the applicable Purchase Price. The cost related to such testing will be paid by the party who was in error with respect to whether the Product was a Non-Conforming Product.

            5.4 Within thirty (30) days of a determination that a Product is a NonConforming Product by (i) the Company or (ii) an independent testing laboratory as provided above, Tai Nam shall issue a credit to the Company in an amount equal to the sum of (x) the amount invoiced to and paid by the Company for the manufacturing and processing of such Non-Conforming Product, unless such Product is replaced, (y) any applicable freight charges invoiced to and paid by the Company for the shipment of such Non-Conforming Product, and (z) any applicable transit, insurance premium, taxes, duties or other similar costs related to the Non-Conforming Product. If there is any outstanding credit to the Company upon the termination or expiration of this Agreement, Tai Nam shall reimburse the Company in the amount of such credit within thirty (30) calendar days of such termination or expiration.

            5.5 The Parties agree that any complaint with respect to Products will be processed by the Company. Where quantities of a Product returned in connection with a complaint are sufficient in the Company's view, the Company will immediately provide a sample of such Product to Tai Nam with notification of the complaint.


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            5.6 The Company shall have the right, at reasonable intervals, and on reasonable prior notice, to inspect Jauntiway's manufacturing facilities.

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                                    ARTICLE 6

                                   TERMINATION

            6.1 This Agreement shall have a term commencing on the date hereof and ending on the close of business in New York, NY on March 31, 1999. The Company shall have the right to terminate this Agreement with respect to a particular Product, upon fifteen (15) days' prior written notice to Tai Nam and Jauntiway in the event Tai Nam and Jauntiway shall fail to supply the Company that particular Product within fifteen (15) days' of the requested supply date set forth in the purchase order for such Product.

            6.2 Tai Nam, Jauntiway or the Company may terminate this Agreement by giving written notice thereof to the other Party in the event that the other Party shall have breached or defaulted in any material respect in the performance of an obligation imposed on such other Party hereunder; provided, that the non-breaching Party shall have notified the breaching Party in writing of such breach or default, and within thirty (30) calendar days after the date of such notice, the breaching Party shall not have cured such breach or default.

            6.3 If this Agreement is terminated pursuant to the provisions of this Article 6, Tai Nam, Juantiway and the Company shall be bound by the following provisions:

            (a) Except with respect to Non-Conforming Products, all pending orders placed by the Company on or before receipt of a notice of termination for the Products shall be fulfilled by Tai Nam and delivered on the supply dates requested by the Company, be paid for in accordance with the terms and provisions hereof and with respect to quality remain subject to the provisions hereof. At the end of the term of this Agreement, Tai Nam will provide the Company with an accounting of any unfilled MUF and within 30 days of the Company's receipt of such accounting, the Company shall make payment to Tai Nam for such unfilled MUF and related raw materials, with such raw materails and unshipped finished goods to be delivered by Tai Nam or Jauntiway to the Company

            (b) After this Agreement is terminated, all Confidential Information shall be returned by the recipients to the disclosing Parties as set forth in
Section 4.3.

                                    ARTICLE 7

                                  MISCELLANEOUS

            7.1 This Agreement shall be governed and construed and interpreted in accordance with the laws of New York, without giving effect to choice of laws principles.


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            7.2 This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

            7.3 The headings of the Articles and Sections of this Agreement are intended solely for convenience and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof.

            7.4 Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money owed) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God; act of the public enemy; insurrections; riots; embargoes; labor disputes, including strikes, lockouts, job actions or boycotts; fires; explosions; floods; shortages of material or energy; delay in transportation; any discontinuance of the manufacture, distribution, sale; or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The party so affected shall give prompt notice to the other party of such cause, and shall take whatever steps are necessary to relieve the effect of such cause as rapidly as possible.

            7.5 No waiver or modification or amendment of any of the terms of this Agreement, including Appendices, shall be valid unless in writing and signed by authorized representatives of both Parties hereto. Failure by either Party to enforce any rights under this Agreement shall not be construed as waiver of such rights nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

            7.6 This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written or oral prior agreements or understanding with respect thereto. No course of dealing or usage of trade shall be used to modify the terms hereof.

            7.7 This Agreement shall not be assigned by either party without the prior written consent of the other party, except that Tai Nam may delegate its obligations hereunder to any of its affiliates so long as it remains liable for the performance of all such obligations and the Company may enforce such obligations against Tai Nam and Jauntiway and such affiliate jointly and severally. Any assignment to which consent is given shall be binding upon, inure to the benefit of, and be enforceable by, the assignee and any successors in interest of the assignee.


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            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.

                                    TOYMAX INC.


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:

                                    TOYMAX INTERNATIONAL, INC.


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:

                                    TOYMAX (H.K.) LIMITED


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:

                                    TOYMAX (BERMUDA) LIMITED


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:

                                    JAUNTIWAY INVESTMENT LIMITED


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:

                                    TAI NAM INDUSTRIAL COMPANY
                                    LIMITED


                                    By:
                                       ------------------------------
                                    Name:
                                    Title:


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                                    EXHIBIT A


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                                    EXHIBIT B


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